The Alpine Group, Inc. Announces Proposed Investment in Wolverine Tube, Inc.

EAST RUTHERFORD, N.J., Feb. 1 /PRNewswire-FirstCall/ -- The Alpine Group, Inc. ("Alpine") (OTC Bulletin Board: APNI.OB) today announced that it had entered into a definitive agreement providing for an investment by it and co-investor, Plainfield Special Situations Master Fund Limited ("Plainfield"), of up to $75 million in Wolverine Tube, Inc. (OTC Bulletin Board: WLVT.PK) ("Wolverine") through purchasing new convertible preferred equity and providing a standby commitment to a common stock rights offering which would be made available to all Wolverine shareholders. The investment is part of a proposed recapitalization plan by Wolverine which could yield as much as $135 million in new equity proceeds for that company. Plainfield is a fund managed by Plainfield Asset Management LLC, a registered investment advisor, headquartered in Greenwich, Connecticut. Wolverine is a leading manufacturer of copper and copper alloy tubular products used in a wide range of products across many industrial, commercial and residential markets around the world. Wolverine was founded in 1916 and currently operates in the United States, Canada, Mexico, The Netherlands, Portugal and China. Wolverine had revenues of approximately $1.1 billion for the nine months ended October 1, 2006 and has approximately 2,600 employees.

Under the terms of the definitive investment agreement among the parties (the "Agreement"), Alpine and Plainfield will initially subscribe for $10 million and $40 million, respectively, of newly issued shares of Series A 8% Convertible Preferred Stock (the "Series A. Preferred Stock"), convertible into shares of Wolverine common stock at a conversion price equal to the lower of $1.10 per share or the average closing price of Wolverine's common stock for the 10 trading days from today's announcement (the "Conversion Price"). The Series A Preferred Stock will vote with the common stock on an as-converted basis on all matters.

Wolverine will initiate a rights offering to Wolverine shareholders to sell up to $51.1 million of common stock at the Conversion Price. Alpine and Plainfield have agreed to purchase up to $5 million and $20 million, respectively, of additional shares of Series A Preferred Stock to assure that Wolverine realizes proceeds of not less than $25 million of additional equity in the rights offering. If the rate of participation of Wolverine stockholders in the rights offering would cause Plainfield and Alpine to own less than 55% of the company on a fully diluted, as-converted basis, Plainfield and Alpine have an option to purchase additional shares of Series A Preferred Stock to increase their collective ownership to 55% on a fully diluted, as-converted basis.

Pursuant to the Agreement, Wolverine will conduct an exchange offer with respect to its 7.375% Senior Notes due in August 2008 in which it will offer to issue $1,000 principal amount of senior notes similar to its existing 10.5% Senior Notes due 2009, but with less restrictive covenants, in exchange for each $1,000 principal amount of its 7.375% Senior Notes due 2008. Plainfield and Alpine have agreed to cause to be tendered not less than $25 million of 7.375% Senior Notes due 2008 into the exchange offer. In conjunction with the exchange offer, Wolverine will also seek consents to amend the Indenture under which the 7.375% Senior Notes due 2008 were issued to remove substantially all of the restrictive covenants contained therein.

Alpine and Wolverine will enter into an agreement for a two-year period pursuant to which Alpine will provide certain management and other services in consideration of an annual fee of $1.25 million. As a result of the investments and stock options to be added to it, Alpine anticipates it will own approximately 25% of the equity of Wolverine.

Upon closing of the initial investment, Wolverine's Board of Directors will consist of seven directors: three current directors and four new directors to be designated (two each) by Plainfield and Alpine. Wolverine's current President and Chief Executive Officer will resign that position effective as of the closing. Harold M. Karp, Senior Vice President of Alpine, will become Wolverine's President and Chief Operating Officer. Steven S. Elbaum, Chairman and Chief Executive Officer of Alpine, will become Wolverine's Chairman.

The Agreement is subject to customary closing conditions, including the receipt of consents from certain third parties and is expected to close before the end of February 2007.

Mr. Elbaum stated that "Alpine is pleased to partner with Plainfield in recapitalizing Wolverine and offering all of Wolverine's shareholders the opportunity to invest in the future of a strengthened and focused Wolverine. Its core businesses have delivered innovative and high quality products and service to its demanding customers for over 90 years. We intend for Wolverine to build on that strong base and reputation and deliver long term value to its shareholders as well."

The Alpine Group, Inc. (OTC: APNI.OB) has substantial experience in operating and actively managing companies in which it invests capital. Alpine has focused on industrial and other businesses that are underperforming, experiencing financial constraints and will benefit from operational improvements, consolidation and an improved capital structure. Alpine has actively invested in and operated leading domestic and global manufacturers of specialty materials, coatings, wire and cable products and electronic components.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine's most recent annual report and other filings with the Securities and Exchange Commission.